Exhibit 99.01

Cepheid
904 Caribbean Drive
Sunnyvale, CA 94089
Telephone: 408.541.4191
Fax: 408.541.4192

CONTACTS:

At the Company:

John L. Bishop CEO, Cepheid 408-541-4191 john.bishop@cepheid.com At Financial Relations Board:	John R. Sluis CFO, Cepheid 408-541-4191 john.sluis@cepheid.com At Schwartz Communications:
Tricia Ross Investor/Analyst Information 617-520-7064 tross@financialrelationsboard.com	Chris Stamm / Tom Bain 781-684-0770 cepheid@schwartz-pr.com

CEPHEID SUBMITS Xpert GBS™ TEST FOR USE ON THE GeneXpert® SYSTEM FOR
UNITED STATES REGULATORY REVIEW
First Clinical Submission of GeneXpert® Test Developed to Identify Group B Streptococcus
SUNNYVALE, CALIF.—March 1, 2006—Cepheid (NASDAQ: CPHD), a broad-based molecular diagnostics company, today submitted its Xpert GBSTM test for Group B Streptococcus (GBS) for use on the GeneXpert System to the U.S. Food & Drug Administration for regulatory clearance. Cepheid is seeking clearance of this test as a laboratory and point-of-care test for use in labor and delivery to help protect newborns from GBS-related pneumonia, meningitis, and/or sepsis.
“The GeneXpert represents a paradigm shift for automation in molecular diagnostics. This represents a major corporate milestone as our first FDA clinical submission.”, said John Bishop, Cepheid’s Chief Executive Officer.
With over 4.1 million births in the US subject to infection from GBS, Cepheid has developed a rapid test designed to enable healthcare and diagnostics laboratory workers to quickly identify the GBS bacteria in mothers at risk of transferring the bacteria to their babies during delivery. The test is intended to yield results from a swab in about an hour where culture-based testing may take more than a day. If cleared for market, Cepheid’s Xpert GBS™ test is expected to meet American College of Obstetricians and Gynecologists (ACOG) and Centers for Disease Control and Prevention (CDC) guidelines for use in the Prevention of Early-Onset Group B streptococcal Disease in Newborns.
According to the CDC, the GBS bacterium is the most common cause of life-threatening infections in newborns and is the leading infectious cause of neonatal morbidity and mortality. Untreated, GBS can lead to the development of sepsis, pneumonia and meningitis. GBS sepsis and meningitis occur in newborns annually resulting in an approximately 4% fatality rate of those infected and roughly $300 million in healthcare costs. GBS is easily treated when antibiotics are administered to the expectant mother prior to delivery.
The GeneXpert System is the only system to combine sample preparation with real time PCR (polymerase chain reaction) amplification and detection functions for fully integrated and
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Cepheid Submits GBS IVD GeneXpert Test for Regulatory Clearance March 1, 2006 Page 2 of 2
automated nucleic acid analysis. The system is designed to purify concentrate, detect and identify targeted nucleic acid sequences and deliver answers from unprocessed samples for GBS in approximately one hour, where other testing methods may take upward of eight hours.
Representing a new approach to molecular diagnostics automation, the GeneXpert System is designed for clinical molecular diagnostic, industrial, and biothreat applications. The GeneXpert System is configurable with anywhere from 1 to 16 modules, allowing users to perform multiple molecular diagnostic tests simultaneously.
About Cepheid
Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a molecular diagnostics company that develops, manufactures, and markets fully-integrated systems for genetic analysis in the clinical, industrial and biothreat markets. The company’s systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. The company’s easy-to-use systems integrate a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection, which enable the analysis of complex biological samples in its proprietary test cartridges. Through its strong molecular biology capabilities, the company is focusing on those applications where rapid molecular testing is particularly important, such as identifying infectious disease and cancer in the clinical market; food, agricultural, and environmental testing in the industrial market; and identifying bio-terrorism agents in the biothreat market. See http://www.cepheid.com for more information.
This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to product performance, timing of future product releases, clinical trials and regulatory processes, and the status of the USPS BDS program. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: uncertainties relating to the FDA regulatory process; unforeseen development and manufacturing problems; our ability to successfully commercialize our stand-alone GeneXpert(R) system; lengthy sales cycles in certain markets; the performance and market acceptance of new products; sufficient customer demand in the other markets; our reliance on distributors to market, sell and support our products; our success in increasing direct sales; the impact of competitive products and pricing; and underlying market conditions worldwide. Readers should also refer to the section entitled “Risk Factors” in Cepheid’s Annual Report on Form 10-K for 2005 and its other reports filed with the Securities and Exchange Commission.
All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.